Exhibit 99.1

FOR IMMEDIATE RELEASE
December 15, 2008

FOR ADDITIONAL INFORMATION PLEASE CONTACT JEAN R. HALE, CHAIRMAN, PRESIDENT & CEO, COMMUNITY TRUST BANCORP, INC., AT (606) 437-3294.

Community Trust Bancorp, Inc. Receives Preliminary Approval to Participate in U. S. Treasury Capital Purchase Program

Community Trust Bancorp, Inc. (NASDAQ-CTBI) announced today that it has received preliminary approval from the U. S. Department of Treasury to receive additional capital by participating in the Treasury’s Capital Purchase Program.  The Treasury’s Capital Purchase Program is a voluntary program designed to help healthy institutions build capital to support the U. S. economy.  As a participant in the program, Community Trust could issue up to $68 million in senior preferred shares and warrants to purchase Community Trust common stock in an amount equal to 15% of the senior preferred to the U. S. Treasury.  Receipt of the funding is subject to Community Trust’s determination to proceed, acceptance of the terms of the securities purchase agreement and related documents and satisfaction of certain closing conditions.

Community Trust maintains a significantly higher level of capital than required by regulatory authorities to be designated as well-capitalized.  On September 30, 2008, Community Trust’s Tier 1 Leverage Ratio of 10.45% was 545 basis points higher than the 5.00% required, Tier 1 Risk-Based Capital Ratio of 13.11% was 711 basis points higher than the required 6.00%, and  Total Risk-Based Capital Ratio of 14.36% was 436 basis points higher than the 10.00% regulatory requirement for this designation.

Community Trust Bancorp, Inc. (NASDAQ-CTBI) has 71 banking locations across eastern, central, south central, and northeast Kentucky, 6 banking locations in southern West Virginia, and 5 trust offices across Kentucky.